EXHIBIT INDEX

(h)(1) Agreement and Plan of Reorganization, dated Jan. 8, 2004, between IDS Life Series, Fund, on behalf of its series, IDS Life Series - Equity Income Portfolio, and AXP Variable Portfolio - Managed Series, Inc., on behalf of its series, AXP Variable Portfolio - Diversified Equity Income Fund, and American Express Financial Corporation.

(h)(2) Agreement and Plan of Reorganization, dated Jan. 8, 2004, between IDS Life Series, Fund, on behalf of its series, IDS Life Series - Managed Portfolio, and AXP Variable Portfolio - Managed Series, Inc., on behalf of its series, AXP Variable Portfolio - Managed Fund, and American Express Financial Corporation.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated July 7, 2004.